Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com

Advanced Life Sciences Announces First Quarter 2010 Financial Results

and Debt Restructuring  Agreements

CHICAGO, IL, May 10, 2010/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (OTCBB: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, oncology and respiratory diseases, today announced its financial results for the first quarter ended March 31, 2010.

The net loss allocable to common shareholders for the three months ended March 31, 2010 was $2.0 million or ($0.02) per share compared to a net loss allocable to common shareholders of $2.3 million or ($0.06) per share for the three months ended March 31, 2009.  The decrease in the net loss is due to decreased support costs involved in the clinical activities and regulatory review of the Company’s lead compound, Restanza™ (cethromycin).

The Company ended the first quarter of 2010 with cash and cash equivalents totaling $2.8 million.  Cash used for operating activities during the quarter was approximately $2.3 million.

“Following the successful approval of the measures voted on by our shareholders at our recent shareholder meeting, we are excited to continue to advance our development of Restanza for use as a drug to treat serious community-based infection such as pneumonia and as a broad spectrum countermeasure against key bioterror pathogens,” said Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences.

The Company also announced today that it has amended its loan agreement with Leaders Bank to extend the date of maturity by 12 months to January 1, 2012.  In connection with this extension, the Company reduced the amount currently outstanding under the facility from $10 million to $8.5 million and has agreed to further reduce the outstanding balance to $6 million by April 1, 2011.  Advanced Life Sciences has also agreed to increase the interest rate from 8.5% to 10% and to issue 1,000,000 common stock warrants to Leaders Bank.

In addition, the Company announced that it has entered into an agreement providing that the $2 million promissory note with Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences, will be exchanged for equity securities of the Company.  The exchange is expected to occur at the same price and time as a contemplated concurrent sale of equity securities and will result in cancellation of the outstanding indebtedness.

“We view these two debt restructuring commitments as very positive transactions that will strengthen the Company’s balance sheet and provide financial flexibility as we move forward,” said John L. Flavin, president and chief financial officer of Advanced Life Sciences.  “In addition to reducing the debt on our balance sheet, the steps we have taken will mitigate our annual cash outflows by close to $400,000.”

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Operating Expense Analysis

•                  Research and development expenses were $0.9 million for the three months ended March 31, 2010, approximately the same as the three months ended March 31, 2009.

•                  Selling, general and administrative expenses totaled $1.3 million for the first quarter compared to $1.5 million for the first quarter of last year.

First Quarter Achievements

•                  Met with the FDA and continued the Special Protocol Assessment (SPA) process for our upcoming CABP clinical program;

•                  Responded to BARDA request for information relating to the pending BAA proposal submission;

•                  Initiated PK animal studies for the Restanza IV formulation;

•                  Reported potent Restanza in vitro data in Burkholderia psuedomallei and Burkholderia mallei, which are important biodefense and global health related pathogens.

Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 9:00 a.m. Eastern Time on Monday, May 10, 2010 to discuss the Company’s first quarter financial results.

The conference call will be webcast simultaneously over the Internet. Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com. Alternatively, callers may participate in the conference call by dialing 888.680.0893 (domestic) or 617.213.4859 (international). The passcode for the conference call is 91076532. A replay of the conference call will be available until May 17, 2010. Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 33440510. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at
https://www.theconferencingservice.com/prereg/key.process?key=P39XBXM9U. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

About Community Acquired Bacterial Pneumonia (CABP)

CABP is the sixth most common cause of death in the United States. CABP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae.  Approximately 5.6 million cases of CABP are diagnosed each year in the United States with 10 million physician visits, resulting in an estimated total annual expenditure of $2.0 billion for prescribed antibiotics to treat CABP.  CABP is potentially fatal if not treated properly, and the bacteria that cause CABP are developing resistance to current standard of care treatments.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CABP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

About Restanza

Restanza is a novel, once-a-day, oral antibiotic that is in late stage development for the treatment of CABP and biodefense pathogens. It has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections and appears to be effective against penicillin-, macrolide- and fluoroquinolone-resistant bacteria. Restanza’s demonstrated potency and ability to overcome bacterial resistance may be due to its mechanism of action resulting in specificity for its bacterial target. In addition to its utility in CABP, Restanza is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure and other high priority biodefense pathogens, including plague and tularemia. The FDA has designated Restanza as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, as well as for use in treating plague and tularemia, but the drug is not yet approved for these or any other indications.

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About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases. The Company’s lead candidate, Restanza, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CABP and biodefense pathogens including anthrax, plague and tularemia. For more information, please visit us on the web at www.advancedlifesciences.com or follow us on twitter at http://twitter.com/advancedlifesci.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2010	2009

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,787,456	$2,841,801
Grant receivable	283,526	530,219
Prepaid insurance	122,233	111,761
Other prepaid expenses and deposits	133,520	88,535

Total current assets	3,326,735	3,572,316

PROPERTY AND EQUIPMENT:
Furniture and fixtures	214,380	244,072
Computer software and equipment	258,786	258,786
Leasehold improvements	177,253	177,253

Total property and equipment—at cost	650,419	680,111
Less accumulated depreciation	(606,019)	(624,158)

Property and equipment—net	44,400	55,953

OTHER ASSETS:
Commercial launch materials	2,760,936	2,760,936
Deferred offering and financing costs	10,174	13,566
Other long-term assets	25,000	25,000

Total other assets	2,796,110	2,799,502

TOTAL ASSETS	$6,167,245	$6,427,771

LIABILITIES AND EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$549,023	$604,334
Accrued payroll	416,896	664,436
Other accrued expenses	362,265	661,504
Accrued interest payable	73,194	73,194
Short-term lease payable	—	4,350
Line of credit	3,000,000	—
Short-term grant payable	500,000	—

Total current liabilities	4,901,378	2,007,818

Long-term grant payable	—	500,000
Long-term notes payable - related party	2,000,000	2,000,000
Line of credit	7,000,000	10,000,000

Total liabilities	13,901,378	14,507,818

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT):
Common stock, $0.01 par value—120,000,000 shares authorized; 100,372,067 issued and outstanding at March 31, 2010; 84,925,010 shares issued and outstanding at December 31, 2009	1,003,721	849,250
Additional paid-in capital	124,789,598	122,621,392
Deficit accumulated during the development stage	(133,527,452)	(131,550,689)
Noncontrolling interest in subsidiary	—	—

Total equity (deficit)	(7,734,133)	(8,080,047)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$6,167,245	$6,427,771

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			Period From
			Inception
			(January 1, 1999)
	Three months ended March 31,		Through
	2010	2009	March 31, 2010
Revenue:
Management fees	$—	$—	$1,161,180
Grants	479,824	411,485	4,549,416
Royalty—related party	—	—	45,238

Total revenue	479,824	411,485	5,755,834

Expenses:
Research and development	864,204	934,769	95,906,886
Contracted research and development—related party	—	—	7,980,299
Selling, general and administrative	1,341,829	1,508,953	34,713,315

Total expenses	2,206,033	2,443,722	138,600,500

Loss from operations	(1,726,209)	(2,032,237)	(132,844,666)

Net other (income) expense:
Interest income	(5,435)	(1,732)	(2,965,858)
Interest expense	255,989	252,718	4,441,604
Other (income) expense, net	—	—	146,092
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	(939,052)

Net other (income) expense	250,554	250,986	682,786

Net loss	(1,976,763)	(2,283,223)	(133,527,452)

Less net loss attributable to the noncontrolling interest in subsidiary	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(1,976,763)	(2,283,223)	(133,527,452)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	1,888,542

Net loss available to common shareholders	$(2,020,513)	$(2,326,973)	$(135,415,994)

Net loss per share available to common shareholders - basic and diluted	$(0.02)	$(0.06)

Weighted average shares outstanding - basic and diluted	92,642,185	41,779,634